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                                  Exhibit 8.2


                      [letterhead of LeClair Ryan, P.C.]


                               December 3, 2001


Virginia Commonwealth Financial Corporation
102 South Main Street
Post Office Box 71
Culpeper, Virginia 22701


Gentlemen:

     We have acted as counsel to Virginia Commonwealth Financial Corporation, a Virginia corporation ("VCFC"), in connection with the proposed merger of VCFC with and into Virginia Financial Corporation, a Virginia corporation ("VFNL"), pursuant to the Agreement and Plan of Reorganization, dated as of June 12, 2001, between VFNL and VCFC, and a related Plan of Merger (together, the "Merger Agreement").

     For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that: (i) the merger will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of VFNL, including the Joint Proxy Statement/Prospectus of VFNL and VCFC contained therein (the "Registration Statement"), and (ii) the facts which are set out in the letters of representation from VFNL and VCFC to us both dated November 30, 2001, will be true and complete at the effective time of the merger.

     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm our opinion as set forth under the caption "Material Federal Income Tax Consequences."

      We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the Commonwealth
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of Virginia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

      We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm under the heading "Material Federal Income Tax Considerations." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.


                         Very truly yours,

                         /s/ LeClair Ryan, A Professional Corporation